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Exhibit 11.1  Statement Regarding Computation of Net Income Per Share


                          Computation of Per Share Income (Loss)

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                                                   For the three months ended           For the six months ended
                                                            June 30,                             June 30,
                                                 ------------------------------      ------------------------------
                                                      1997             1996               1997             1996
                                                 ------------      ------------      ------------      ------------
Earnings per Common and
Common Equivalent Share:

Average Market Price/ Initial
Public Offering Price                            $      14.85      $      16.00      $      14.81      $      16.00

Weighted Average Common
Shares Outstanding During Period:                  12,178,000         1,223,000        12,050,000         1,223,000

Shares of Common stock issued
within the last twelve months
preceding the initial filing date                           -         1,272,000                 -         1,272,000
                                                 ------------      ------------      ------------      ------------
                                                   12,178,000         2,495,000        12,050,000         2,495,000

Common Stock Equivalents:


Common Stock options and warrants
granted within the last twelve months
preceding the initial filing date                           -         1,375,000                 -         1,375,000

Preferred Stock convertible into Common
Stock and sold within the last twelve months
preceding the initial filing date                           -         4,019,000                 -         4,019,000

Incremental number of Shares arising
from outstanding Common Stock
options and warrants                                        -                 -                 -                 -
                                                 ------------      ------------      ------------      ------------
                                                            -         5,394,000                 -         5,394,000

Weighted average Common and Common
Equivalent Shares                                  12,178,000         7,889,000        12,050,000         7,889,000

Net income (loss) for period                     $ (6,706,000)     $ (1,212,000)     $ (5,374,000)     $ (2,229,000)

Income (loss) per Share                          $      (0.55)     $      (0.15)     $      (0.45)     $      (0.28)


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